Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 24, 2016
Contacts:	Kevin McPhaill, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – October 24, 2016 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the nine-month period ended September 30, 2016. Sierra Bancorp recognized consolidated net income of $3.929 million for the third quarter of 2016. Net interest income and non-interest income show favorable trends in recent periods, but due to non-recurring acquisition costs totaling $1.695 million that were recorded during the quarter, net income for the third quarter of 2016 is lower than in the second quarter, and is also down relative to the third quarter in the prior year. For the recently-ended quarter the Company’s return on average assets was 0.81%, its return on average equity was 7.50%, and diluted earnings per share were $0.28.

For the first nine months of 2016 the Company recognized net income of $12.050 million, which represents a drop of 5% relative to the same period in 2015 due to non-recurring acquisition costs of $2.037 million for the current year-to-date period. The Company’s financial performance metrics for the first nine months of 2016 include an annualized return on average equity of 8.08%, a return on average assets of 0.89%, and diluted earnings per share of $0.89.

Total assets increased by $177 million, or 10%, during the first nine months of 2016. Asset growth for the year-to-date period came primarily from increases of $123 million, or 11%, in gross loan balances, $28 million, or 6%, in investment securities, and $17 million, or 35%, in cash and balances due from banks. Total deposits were up $169 million, or 12%, including a $136 million increase in core non-maturity deposits. Balance sheet growth was exceptionally robust in the third quarter due to the acquisition of Coast Bancorp on July 8, 2016, which contributed $94 million to loan balances, $31 million to total investments, and $129 million to deposits on the acquisition date. The acquired investment balances included $15 million in corporate bonds and other securities that were sold by the Company shortly after the acquisition, as well as $7 million invested in time deposits at other financial institutions. Total nonperforming assets were reduced by almost $4 million, or 29%, for the year-to-date period.

“It is not enough to be busy… The question is: what are we busy about?” – Henry David Thoreau

“Demonstrating our continued commitment to expansion, early in the third quarter we successfully completed our acquisition of Coast National Bank, which was our second whole-bank purchase over the past two years. These acquisitions have extended the Bank’s geography to Ventura County, the Santa Clarita Valley, and California’s Central Coast, providing an excellent platform for further growth in these areas,” commented Kevin McPhaill, President and CEO. “A central theme for our bankers this year is growth, and they have also delivered organic expansion in what remains a very competitive banking landscape. As we enter the final stretch of 2016, we will continue to make every effort to be ‘busy about’ quality growth throughout our footprint,” concluded McPhaill.

Sierra Bancorp Financial Results

October 24, 2016

Financial Highlights

Net income fell by $481,000, or 11%, in the third quarter of 2016 relative to the third quarter of 2015, and by $654,000, or 5%, for the first nine months of 2016 relative to the same period in 2015. Significant variances in the components of pre-tax income, including some items of a nonrecurring nature, are noted below.

Net interest income was up by $2.030 million, or 14%, for the third quarter and $2.804 million, or 6%, for the year-to-date period due primarily to growth in average interest-earning assets totaling $198 million, or 13%, in the third quarter of 2016 over the third quarter of 2015, and $117 million, or 8%, for the first nine months of 2016 over the first nine months of 2015. The favorable impact of higher interest-earning assets was enhanced by an improvement of three basis points in our net interest margin for the comparative quarters, but was partially offset by a drop of five basis points in our net interest margin for the year-to-date comparison. The cost of interest-bearing liabilities reflects an upward trend for the quarter and year-to-date periods, but that increase was more than offset by higher loan yields for the quarterly comparison. The increase in loan yields in the third quarter of 2016 resulted in part from our recent acquisition of Coast Bancorp. The comparative results were also impacted by non-recurring interest income, which totaled $117,000 in the third quarter of 2016 relative to $102,000 in the third quarter of 2015, and $181,000 in the first nine months of 2016 as compared to $513,000 in the first nine months of 2015. Non-recurring interest income is comprised of interest recoveries on non-accrual loans less any interest reversals for loans placed on non-accrual status, as well as penalties and accelerated fee recognition on loan prepayments.

Total non-interest income increased by $730,000, or 17%, for the quarterly comparison and $937,000, or 7%, for the comparative year-to-date periods. Service charges on deposit accounts, which represent the largest portion of non-interest income, were up $75,000, or 3%, for the quarter and $655,000, or 10%, for the first nine months, due to fees earned from increased activity on commercial accounts for both the quarter and year-to-date period, and higher overdraft income for the year-to-date comparison. Bank-owned life insurance (BOLI) income was higher for both the quarterly and year-to-date comparisons, due to higher income on BOLI associated with deferred compensation plans that was partially offset by a higher cost of insurance for other BOLI policies in recent periods, in addition to the impact of slightly lower net cash surrender values. Investment gains declined, as well, as we realized income from the sale of investments totaling $90,000 and $212,000 in the third quarter and first nine months of 2016, respectively, relative to $108,000 and $431,000 in investment gains in the third quarter and first nine months of 2015, respectively. Other non-interest income increased by $278,000, or 17%, in the third quarter of 2016 relative to the third quarter of 2015, and $255,000, or 5%, for the first nine months of 2016 in comparison to the first nine months of 2015. The quarterly comparison was favorably affected by higher debit card interchange income, increases in activity-based fees for business customers, and lower costs associated with our limited partnership investments (which costs are reflected as an offset to income). The year-to-date increase included those favorable variances, as well, but they were partially offset by impact of a $245,000 special dividend received on our Federal Home Loan Bank stock in 2015.

Sierra Bancorp Financial Results

October 24, 2016

Total non-interest expense reflects increases of $3.836 million, or 31%, for the third quarter and $4.819 million, or 13%, for the year-to-date period. The largest component of non-interest expense, salaries and benefits, increased by $962,000, or 16%, for the third quarter of 2016 over the third quarter of 2015, and $1.431 million, or 8%, for the first nine months of 2016 compared to the first nine months of 2015. Salaries and benefits expense for the third quarter of 2016 includes expenses for former Coast employees retained subsequent to the acquisition. Furthermore, the increase in salaries and benefits includes higher deferred compensation expense, which was up by $137,000 for the quarter and $120,000 for the first nine months in conjunction with the aforementioned increase in BOLI income. Both the quarterly and year-to-date increases also include salary adjustments in the normal course of business, higher staffing levels as vacant positions were filled, and temporary salaries and overtime costs incurred in conjunction with the Coast acquisition and subsequent system conversion. Those increases were partially offset by a higher level of deferred salaries directly related to successful loan originations, which reduces current period expense, and lower group health insurance costs.

Occupancy expense increased by $229,000, or 12%, for the third quarter and $520,000, or 10%, for the first nine months, due to occupancy costs associated with the former Coast National Bank branches, and higher rent and depreciation expense in our other locations. Other non-interest expense was up $2.645 million, or 58%, for the third quarter and $2.868 million, or 20%, for the first nine months. The largest impact on other non-interest expense came from non-recurring acquisition costs, which totaled $1.695 million in the third quarter of 2016 relative to zero in the third quarter of 2015, and were $2.037 million for the first nine months of 2016 as compared to $101,000 in the first nine months of 2015. Other substantial expense increases in 2016 are evident in the following areas: foreclosed asset costs, which were up $148,000 for the quarter and $362,000 for the year-to-date period due to lower gains on OREO sales, higher write-downs, and higher OREO operating expenses; debit card processing costs, which increased by $103,000 for the third quarter and $265,000 for the first nine months due to a rising level of debit card transactions; marketing costs, which were up by $150,000 for the third quarter and $89,000 for the year-to-date period due to marketing efforts targeting our expanded geography; data processing costs, which increased by $142,000 for the quarterly comparison and $72,000 for the year-to-date period due primarily to the acquisition; amortization expense on our core deposit intangible, which was up $54,000 for the quarter and $65,000 for the year-to-date period; directors’ deferred compensation expense, which increased by $302,000 for the third quarter and $218,000 for the first nine months in conjunction with the increase in BOLI income; and directors’ stock option expense, which totaled $101,000 for the year-to-date period in 2016 due to stock options granted in the first quarter. Significant favorable variances within other non-interest expense include reductions in telecommunications costs totaling $64,000 for the third quarter and $294,000 for the first nine months, although the year-to-date reduction includes non-recurring credits; lower appraisal, inspection, and collection costs; and a non-recurring expense reversal of $173,000 in director retirement plan accruals in the first quarter of 2016, subsequent to the death of a former director and the payment of split-dollar life insurance proceeds to his beneficiary.

The Company’s provision for income taxes was 32% of pre-tax income in the third quarter of 2016 relative to 36% in the third quarter of 2015, and 33% in the first nine months of 2016 and the first nine months of 2015. Lower pre-tax income and higher non-taxable BOLI income generally reduced the tax accrual rate for 2016, although the impact of those factors was partially negated for the third quarter, and almost entirely offset for the year-to-date comparison, by declining tax credits.

Balance sheet changes during the first nine months of 2016 include an increase in total assets of $177 million, or 10%, due to higher loan, investment, and cash balances, as well as an increase in fixed assets. Cash balances increased by $17 million due in part to Coast’s $7 million investment in time deposits at other banks, as well as cash reserves held at the acquired branches, and our $28 million increase in investment securities is also partially attributable to the acquisition. The $7 million increase in Bank premises and equipment is also largely acquisition-related.

Sierra Bancorp Financial Results

October 24, 2016

Gross loans were up by $123 million, or 11%, due to the addition of $94 million in loans via the Coast acquisition and organic growth in real estate loans, agricultural production loans, and outstanding balances on mortgage warehouse lines. Loan growth was facilitated by an $11 million increase in loan participations purchased by Bank of the Sierra from other community banks located in higher growth areas of California. Because of an additional $13 million in participation loans included in the Coast portfolio, our balance of loan participations purchased now totals $31 million. Despite a higher level of organic lending activity in recent periods and growth in our pipeline of loans in process of approval, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, namely non-accrual loans and foreclosed assets, were reduced by $4 million, or 29%, during the first nine months of 2016, including the return to accrual status of our single largest remaining nonperforming loan. This net reduction was achieved despite the addition of approximately $2 million in nonperforming loans from the Coast acquisition. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 0.72% at September 30, 2016, compared to 1.13% at December 31, 2015 and 1.69% at September 30, 2015. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $14 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of September 30, 2016, up by $2 million compared to year-end 2015 due in part to the aforementioned upgrade of a non-performing restructured loan to performing status.

The Company’s allowance for loan and lease losses was $9.9 million at September 30, 2016, down from $10.4 million at December 31, 2015 due to the charge-off of certain impaired loan balances against previously-established reserves. Net loans charged off against the allowance totaled $543,000 in the first nine months of 2016 compared to $836,000 in the first nine months of 2015. Because of the drop in the level of the allowance and the increase in loans during the first nine months, the allowance fell to 0.79% of total loans at September 30, 2016 from 0.92% December 31, 2015. It should be noted that all of the loans acquired from Coast were booked at their fair values, and thus did not initially require a loan loss allowance. Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in this portfolio segment. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2016, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect net growth of $169 million, or 12%, during the nine months ended September 30, 2016, including balances from the Coast acquisition in July that totaled $129 million at the acquisition date, and deposits from our branch purchase in May which totaled $10 million at the acquisition date. We also increased our time deposits from the State of California by $20 million in the third quarter of 2016, thus pure organic growth has been relatively limited thus far in 2016. Junior subordinated debentures increased by over $3 million due to $7 million in trust-preferred securities from Coast that were booked at their fair value, but other borrowings were reduced by $6 million, or 7%, during the first nine months of 2016.

Total capital of $209 million at September 30, 2016 reflects an increase of $18 million, or 10%, for the first nine months of the year due to the impact of 599,226 shares issued as part of the acquisition consideration, a rising level of retained earnings, and an increase in accumulated other comprehensive income, net of the cost of common stock repurchased by the Company. The Company repurchased a total 96,053 shares during the third quarter of 2016, at an average cost of $17.94 per share.

Sierra Bancorp Financial Results

October 24, 2016

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 39th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. On July 8, 2016, the Company acquired Coast Bancorp and merged Coast National Bank into Bank of the Sierra, thereby expanding its coverage to the communities of San Luis Obispo, Arroyo Grande, Paso Robles and Atascadero, California. Bank of the Sierra is a community-centric regional bank, which offers a full range of retail and commercial banking services via 33 full-service branches located throughout California's South San Joaquin Valley and neighboring communities, on the Central Coast, and in Southern California locations including Ventura County and the Santa Clarita Valley. We also maintain a loan production office and an online branch, and provide specialized lending services through an agricultural credit center, a real estate industries center, and an SBA center.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 24, 2016

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		3Q16 vs	Qtr Ended:	3Q16 vs	Nine Months Ended:		YTD16 vs
	9/30/2016	6/30/2016	2Q16	9/30/2015	3Q15	9/30/2016	9/30/2015	YTD15
Interest Income	$17,794	$15,934	+12%	$15,524	+15%	$49,760	$46,543	+7%
Interest Expense	887	739	+20%	647	+37%	2,343	1,930	+21%
Net Interest Income	16,907	15,195	+11%	14,877	+14%	47,417	44,613	+6%

Provision for Loan & Lease Losses	-	-	0%	-	0%	-	-	0%
Net Int after Provision	16,907	15,195	+11%	14,877	+14%	47,417	44,613	+6%

Service Charges	2,686	2,478	+8%	2,611	+3%	7,535	6,880	+10%
BOLI Income	302	229	+32%	(93)	-425%	741	495	+50%
Gain (Loss) on Investments	90	146	-38%	108	-17%	212	431	-51%
Other Non-Interest Income	1,913	1,721	+11%	1,635	+17%	5,371	5,116	+5%
Total Non-Interest Income	4,991	4,574	+9%	4,261	+17%	13,859	12,922	+7%

Salaries & Benefits	6,866	6,624	+4%	5,904	+16%	20,355	18,924	+8%
Occupancy Expense	2,063	1,866	+11%	1,834	+12%	5,680	5,160	+10%
Other Non-Interest Expenses	7,192	5,225	+38%	4,547	+58%	17,280	14,412	+20%
Total Non-Interest Expense	16,121	13,715	+18%	12,285	+31%	43,315	38,496	+13%

Income Before Taxes	5,777	6,054	-5%	6,853	-16%	17,961	19,039	-6%
Provision for Income Taxes	1,848	1,968	-6%	2,443	-24%	5,911	6,335	-7%
Net Income	$3,929	$4,086	-4%	$4,410	-11%	$12,050	$12,704	-5%

TAX DATA
Tax-Exempt Muni Income	$765	$730	+5%	$746	+3%	$2,225	$2,202	+1%
Interest Income - Fully Tax Equiv	$18,206	$16,327	+12%	$15,926	+14%	$50,958	$47,729	+7%

NET CHARGE-OFFS	$162	$(12)	NM	$137	+18%	$543	$836	-35%

Note: An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

October 24, 2016

PER SHARE DATA
(unaudited)	Qtr Ended:		3Q16 vs	Qtr Ended:	3Q16 vs	Nine Months Ended:		YTD16 vs
	9/30/2016	6/30/2016	2Q16	9/30/2015	3Q15	9/30/2016	9/30/2015	YTD15
Basic Earnings per Share	$0.28	$0.31	-10%	$0.33	-15%	$0.90	$0.94	-4%
Diluted Earnings per Share	$0.28	$0.31	-10%	$0.33	-15%	$0.89	$0.93	-4%
Common Dividends	$0.12	$0.12	0%	$0.11	+9%	$0.36	$0.31	+16%

Wtd. Avg. Shares Outstanding	13,790,107	13,280,433	+4%	13,358,895	+3%	13,446,567	13,531,370	-1%
Wtd. Avg. Diluted Shares	13,904,460	13,393,448	+4%	13,482,364	+3%	13,560,716	13,656,747	-1%

Book Value per Basic Share (EOP)	$15.12	$14.93	+1%	$14.12	+7%	$15.12	$14.12	+7%
Tangible Book Value per Share (EOP)	$14.34	$14.32	0%	$13.53	+6%	$14.34	$13.53	+6%

Common Shares Outstanding (EOP)	13,789,501	13,285,568	+4%	13,248,048	+4%	13,789,501	13,248,048	+4%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Nine Months Ended:
	9/30/2016	6/30/2016		9/30/2015		9/30/2016	9/30/2015
Return on Average Equity	7.50%	8.38%		9.32%		8.08%	9.02%
Return on Average Assets	0.81%	0.93%		1.03%		0.89%	1.01%
Net Interest Margin (Tax-Equiv.)	3.93%	3.89%		3.90%		3.93%	3.98%
Efficiency Ratio (Tax-Equiv.)	72.02%	68.10%		63.38%		69.13%	65.74%
Net C/O's to Avg Loans (not annualized)	0.01%	0.00%		0.01%		0.05%	0.08%

Sierra Bancorp Financial Results

October 24, 2016

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Sep '16 vs		Sep '16 vs		Sep '16 vs
ASSETS	9/30/2016	6/30/2016	Jun '16	12/31/2015	Dec '15	9/30/2015	Sep '15
Cash and Due from Banks	$65,442	$53,041	+23%	$48,623	+35%	$48,988	+34%
Investment Securities	535,580	528,539	+1%	507,582	+6%	509,600	+5%

Real Estate Loans (non-Agricultural)	739,165	650,020	+14%	644,926	+15%	625,393	+18%
Agricultural Real Estate Loans	135,926	132,140	+3%	133,182	+2%	126,275	+8%
Agricultural Production Loans	52,640	50,023	+5%	46,237	+14%	36,820	+43%
Comm'l & Industrial Loans & Leases	130,087	111,746	+16%	113,207	+15%	106,943	+22%
Mortgage Warehouse Lines	185,865	197,715	-6%	180,355	+3%	142,608	+30%
Consumer Loans	12,647	13,618	-7%	14,949	-15%	16,097	-21%
Gross Loans & Leases	1,256,330	1,155,262	+9%	1,132,856	+11%	1,054,136	+19%
Deferred Loan & Lease Fees	2,956	2,651	+12%	2,169	+36%	1,950	+52%
Loans & Leases Net of Deferred Fees	1,259,286	1,157,913	+9%	1,135,025	+11%	1,056,086	+19%
Allowance for Loan & Lease Losses	(9,880)	(10,042)	-2%	(10,423)	-5%	(10,412)	-5%
Net Loans & Leases	1,249,406	1,147,871	+9%	1,124,602	+11%	1,045,674	+19%

Bank Premises & Equipment	28,781	22,449	+28%	21,990	+31%	22,177	+30%
Other Assets	94,031	91,388	+3%	93,740	0%	90,695	+4%
Total Assets	$1,973,240	$1,843,288	+7%	$1,796,537	+10%	$1,717,134	+15%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$498,391	$433,328	+15%	$432,251	+15%	$423,449	+18%
Int-Bearing Transaction Accounts	464,418	457,929	+1%	431,840	+8%	414,711	+12%
Savings Deposits	212,053	202,419	+5%	193,052	+10%	189,607	+12%
Money Market Deposits	119,777	94,496	+27%	101,562	+18%	95,603	+25%
Customer Time Deposits	339,192	297,902	+14%	305,923	+11%	305,744	+11%
Wholesale Brokered Deposits	-	-	0%	-	0%	-	0%
Total Deposits	1,633,831	1,486,074	+10%	1,464,628	+12%	1,429,114	+14%

Junior Subordinated Debentures	34,365	30,928	+11%	30,928	+11%	30,928	+11%
Other Interest-Bearing Liabilities	80,870	107,994	-25%	86,705	-7%	53,615	+51%
Total Deposits & Int.-Bearing Liab.	1,749,066	1,624,996	+8%	1,582,261	+11%	1,513,657	+16%

Other Liabilities	15,646	19,977	-22%	23,936	-35%	16,425	-5%
Total Capital	208,528	198,315	+5%	190,340	+10%	187,052	+11%
Total Liabilities & Capital	$1,973,240	$1,843,288	+7%	$1,796,537	+10%	$1,717,134	+15%

Sierra Bancorp Financial Results

October 24, 2016

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Sep '16 vs		Sep '16 vs		Sep '16 vs
	9/30/2016	6/30/2016	Jun '16	12/31/2015	Dec '15	9/30/2015	Sep '15
Goodwill	7,932	6,908	+15%	6,908	+15%	6,908	+15%
Core Deposit Intangible	2,909	1,170	+149%	930	+213%	963	+202%
Total Intangible Assets	10,841	8,078	+34%	7,838	+38%	7,871	+38%

CREDIT QUALITY
(balances in $000's, unaudited)			Sep '16 vs		Sep '16 vs		Sep '16 vs
	9/30/2016	6/30/2016	Jun '16	12/31/2015	Dec '15	9/30/2015	Sep '15
Non-Accruing Loans	$6,285	$5,944	+6%	$9,634	-35%	$14,876	-58%
Foreclosed Assets	2,782	2,897	-4%	3,193	-13%	3,003	-7%
Total Nonperforming Assets	$9,067	$8,841	+3%	$12,827	-29%	$17,879	-49%

Performing TDR's (not incl. in NPA's)	$14,478	$14,716	-2%	$12,431	+16%	$11,928	+21%

Non-Perf Loans to Gross Loans	0.50%	0.51%		0.85%		1.41%
NPA's to Loans plus Foreclosed Assets	0.72%	0.76%		1.13%		1.69%
Allowance for Ln Losses to Loans	0.79%	0.87%		0.92%		0.99%

SELECT PERIOD-END STATISTICS
(unaudited)
	9/30/2016	6/30/2016		12/31/2015		9/30/2015
Shareholders Equity / Total Assets	10.6%	10.8%		10.6%		10.9%
Loans / Deposits	76.9%	77.7%		77.3%		73.8%
Non-Int. Bearing Dep. / Total Dep.	30.5%	29.2%		29.5%		29.6%

Sierra Bancorp Financial Results

October 24, 2016

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$11,221	$29	1.01%	$4,830	$5	0.41%	$11,338	$7	0.24%
Taxable	419,218	1,879	1.75%	419,058	2,052	1.94%	405,815	1,847	1.78%
Non-taxable	112,600	765	4.09%	104,548	730	4.25%	100,352	746	4.48%
Total investments	543,039	2,673	2.22%	528,436	2,787	2.38%	517,505	2,600	2.27%

Loans and Leases:
Real estate	860,753	10,931	5.05%	776,172	9,703	5.03%	739,583	9,608	5.15%
Agricultural Production	52,979	576	4.33%	47,184	520	4.43%	33,305	346	4.12%
Commercial	126,190	1,685	5.31%	107,342	1,272	4.77%	108,339	1,236	4.53%
Consumer	13,456	395	11.68%	14,152	270	7.67%	16,548	430	10.31%
Mortgage warehouse lines	155,487	1,501	3.84%	137,937	1,353	3.95%	138,657	1,271	3.64%
Other	2,035	33	6.45%	1,951	29	5.98%	2,008	33	6.52%
Total loans and leases	1,210,900	15,121	4.97%	1,084,738	13,147	4.87%	1,038,440	12,924	4.94%
Total interest earning assets	1,753,939	$17,794	4.13%	1,613,174	$15,934	4.07%	1,555,945	$15,524	4.06%
Other earning assets	8,268			7,853			7,546
Non-earning assets	156,657			137,025			138,800
Total assets	$1,918,864			$1,758,052			$1,702,291

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$136,467	$105	0.31%	$146,686	$110	0.30%	$130,932	$97	0.29%
NOW	338,086	95	0.11%	314,556	78	0.10%	293,575	86	0.12%
Savings accounts	211,900	59	0.11%	202,011	56	0.11%	191,776	54	0.11%
Money market	117,854	24	0.08%	97,971	16	0.07%	106,373	19	0.07%
Customer Time Deposits	326,218	292	0.36%	298,534	248	0.33%	306,409	196	0.25%
Wholesale Brokered Deposits	0	0	0.00%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,130,525	575	0.20%	1,059,758	508	0.19%	1,029,065	452	0.17%
Borrowed funds:
Junior Subordinated Debentures	37,319	261	2.78%	30,928	200	2.60%	30,928	181	2.32%
Other Interest-Bearing Liabilities	44,895	51	0.45%	28,661	31	0.44%	16,025	14	0.35%
Total borrowed funds	82,214	312	1.51%	59,589	231	1.56%	46,953	195	1.65%
Total interest bearing liabilities	1,212,739	$887	0.29%	1,119,347	$739	0.27%	1,076,018	$647	0.24%
Demand deposits - non-interest bearing	481,996			427,581			423,789
Other liabilities	15,678			14,918			14,788
Shareholders' equity	208,451			196,206			187,696
Total liabilities and shareholders' equity	$1,918,864			$1,758,052			$1,702,291

Interest income/interest earning assets			4.13%			4.07%			4.06%
Interest expense/interest earning assets			0.20%			0.18%			0.16%
Net interest income and margin		$16,907	3.93%		$15,195	3.89%		$14,877	3.90%

NOTE:  Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 35% tax rate.

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